Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-1) of Mangoceuticals, Inc., of our report dated March 20, 2025 relating to the financial statements of Mangoceuticals, Inc.(the “Company”) as of and for the years ended December 31, 2024 and 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

May 30, 2025